Exhibit 10.3

MIVA, INC.

AMENDMENT I

EMPLOYMENT AGREEMENT

WHEREAS, MIVA, Inc., successor to FindWhat.com (“Employer”) and John B. Pisaris (“Executive”) entered into an Executive Employment Agreement, effective February 1, 2004 (“Agreement”); and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended, was enacted in 2004, and places strict rules on the time and form of certain payments provided under the Agreement; and

WHEREAS, the Employer and Executive may, by written consent of both parties, amend the Agreement; and

WHEREAS, the Employer and Executive desire to amend the Agreement to bring it into compliance with Code Section 409A so as to avoid the imposition on Executive of excise taxes.

NOW THEREFORE, it is agreed, for good and valuable consideration, the receipt of which is hereby acknowledged, that, effective January 1, 2009, that the Agreement is amended as follows:

1.             The last sentence in Section 6(a) is deleted and replaced with the following:

For purposes of this Section 6, ‘Termination Date’ shall mean the date on which a ‘separation from service’ occurs, as defined in Treasury Regulation Section 1.409A-1(h).

2.             The following Section 6(k) is added to the Agreement:

Notwithstanding any provision in this Section 6 to the contrary, any payment that is required by this Section 6  to be paid in installments (including, but not limited to, Base Salary continuation under Section 6(b)) shall be paid in two payment streams.  The first payment stream will begin as soon as practicable after the Termination Date and end upon the earlier of (i) the date Executive has been paid an amount equal to the lesser of two times the dollar limit prescribed in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) the last day of the installment period.  The second payment stream will be equal to the amount, if any, payable to Executive during the installment period that was not paid in the first payment stream.  This amount will commence as soon as practicable after the day that is six months after the Termination Date and end on the last day of the installment period.  All other amounts payable to Executive will be paid in accordance with the applicable provision of this Section 6; provided, however, that if Executive is a “specified employee” as defined in Section 409A of the Code and the Company determines that any amounts to be paid to Executive hereunder are subject to Section 409A of the Code, then the Company shall not commence payment of such amounts until the earlier of (a) the date that is six months after the Executive’s Termination Date or (b) the date of the Executive’s death.  Any amount that otherwise would have been payable but for the delay described above shall be aggregated and paid with the first payment under this Section 6(k).

3.             The following clause is added after the first sentence of the first paragraph of Section 6(e):

provided, however, that such notice is given within ninety (90) days of the event that constitutes Good Reason and the Company has not cured the condition within thirty (30) days of receipt of such notice.”  Additionally, consider deleting part (iv) because a change in control is not a permitted good reason event under Section 409A of the Code.

4.             Section 6(e)(iv) is deleted from the Agreement in its entirety.

5.             The following clause is deleted in its entirety from the second to last sentence of the first paragraph of Section 8(a):

Unless an alternative method of reduction is elected by Executive.

[Signature block follows on next page.]

IN WITNESS WHEREOF, Executive has hereunto set his hand, and Employer has caused this Amendment I to be executed in its name and on its behalf, as of the 23rd day of December 2008.

MIVA, Inc.

By:	/s/ Peter A. Corrao

Its:	President and CEO

Executive

/s/ John B. Pisaris
John B. Pisaris